Exhibit 99.3

            Annual Statement of Trust
          The CIT RV Owner Trust 1996-A
        Class A 5.40 % Asset Backed Notes
        5.85 % Asset Backed Certificates

                 Exhibit to 10K
          For the Year Ending 12/31/96

1.  Aggregate Principal & Interest Received on      68,066,285.34
Contracts

2.  Aggregate Amount of Liquidation Proceeds           894,592.10

3.  Repurchased Contracts                                4,151.46

4.  Aggregate Net Servicer Advances                    170,794.93

5.  Transfer from Capitalized Interest Account         815,983.02

6.  Investment Earnings on Collection Account           18,183.01

7.  Transfer from Prefunding Account                     1,296.75

8.  Aggregate Distribution made in respect of
Interest:
      (a)  Note Interest @ 5.40 %                   10,560,502.67
      (b)  Certificate Interest @ 5.85 %               737,340.95
                                                    11,297,843.62
Total Interest Distributions

9.  Aggregate Distribution made in respect of
Principal:
      (a)  Note Principal Distributions             50,731,795.83
      (b)  Certificate Principal Distributions              71.32
                                                    50,731,867.15
Total Principal Distributions

10.  Aggregate Amounts paid to the Holder of GP      5,898,645.74
Interest

11.  Aggregate Amounts paid to the Servicer          2,010,555.02

12.  Aggregate Interest paid on Cash Collateral         32,375.08
Loan

Delinquency Information as of 12/31/96:           Amount            Number
                                                  ----------------  -----------
      (a)  31-59 Days                                2,907,233.75           100
      (b)  60-89 Days                                  819,131.16            34
      (c)  90 Days or more                             514,757.33            21

Contracts Liquidated in 1996                         2,265,140.16            82